UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2008

TransDigm Group Incorporated

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-130483

(Commission File Number)

51-0484716

(IRS Employer Identification No.)

1301 East 9th Street, Suite 3710, Cleveland, Ohio	44114
(Address of principal executive offices)	(Zip Code)

(216) 706-2939

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Employment Agreement with W. Nicholas Howley

On June 3, 2008, effective April 25, 2008, W. Nicholas Howley and TransDigm Group Incorporated (the “Company”) entered into an amended and restated employment agreement, replacing Mr. Howley’s current employment agreement that was set to expire July 23, 2008, pursuant to which Mr. Howley will serve as Chairman and Chief Executive Officer of the Company. Unless earlier terminated by the Company or Mr. Howley, the initial term of the employment agreement expires on April 25, 2013. However, unless the Company or Mr. Howley elects not to renew the initial term, upon the expiration of the initial term, the employment agreement will automatically be extended for an additional one-year period. Under the terms of the employment agreement, Mr. Howley is entitled to receive an annual base salary of no less than $550,000, which annual base salary is subject to annual review. In addition, under the terms of his employment agreement, Mr. Howley is entitled to participate in our stock option plan and the other employee benefit plans, programs and arrangements that the Company may maintain from time to time for our senior officers.

In addition, Mr. Howley’s employment agreement provides that within 60 days following stockholder approval of a proposed amendment to our 2006 Stock Incentive Plan, the Company shall grant Mr. Howley options to purchase 800,000 shares of Company common stock in accordance with the equity incentive program. If the stockholders do not approve the Plan amendment, then the initial term of Mr. Howley’s employment agreement will expire on April 25, 2009.

Under the terms of his employment agreement, Mr. Howley is also entitled to certain perquisites, including an annual automobile allowance, the payment by us of certain membership fees in respect of one country club of Mr. Howley’s choice and the payment by us of certain reasonable expenses incurred by Mr. Howley in planning and preparing his tax returns and managing his financial affairs, up to $33,500 per year. In addition, Mr. Howley is entitled to use the aircraft used by the Company for personal use up to 12 times per year, so long as such use does not interfere with Company use. Mr. Howley will have imputed income with respect to such use at the Standard Industry Fare Level (SIFL) rate, as published by the Internal Revenue Code.

Mr. Howley’s employment agreement provides that if he is terminated for any reason, he will be entitled to payment of any accrued but unpaid base salary through the termination date, any unreimbursed expenses, an amount for accrued but unused sick and vacation days, and benefits owing to him under the benefit plans and programs sponsored by us. In addition, if Mr. Howley’s employment is terminated without cause, if he terminates his employment for certain enumerated good reasons, or if his employment terminates due to his death or disability, the Company will pay Mr. Howley, in substantially equal installments over a 24-month period, an amount equal to two times Mr. Howley’s salary plus two times the greater of the all of the bonuses paid or payable to Mr. Howley for the prior fiscal year (excluding any extraordinary bonus) or the target bonuses for the year in which Mr. Howley’s employment terminates, determined in accordance with the Company’s bonus program(s) if any. In addition, we will offer to Mr. Howley to continue his participation under the medical benefit plans sponsored by us in accordance with applicable law at a monthly cost to Mr. Howley that is not greater than the monthly cost that Mr. Howley is charged for coverage as of the date of termination. Finally, the employment agreement provides that Mr. Howley’s option agreement for the 800,000 options to be granted under the Plan will provide that if Mr. Howley’s employment terminates by reason of death, disability, termination without cause or termination for good reason, vesting of the options will continue after termination of employment as follows: if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2009 but prior to April 25, 2010, 20% of the remaining options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2010 but prior to April 25, 2011, 40% of the remaining options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2011 but prior to April 25, 2012, 60% of the remaining options may continue to vest in accordance with their terms; if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2012 but prior to April 25, 2013, 80% of the remaining options may continue to vest in accordance with their terms; and if Mr. Howley’s employment terminates for the aforementioned reasons on or after April 25, 2013, 100% of the remaining options may continue to vest in accordance with their terms In each case, the remaining options to vest will be spread ratably over the remaining performance vesting schedule and time vesting schedule.

During the term of Mr. Howley’s employment and following any termination of his employment, for a period of 24 months, Mr. Howley will be prohibited from engaging in any business that competes with any business of TransDigm Inc. or any entity owned by TransDigm Inc. and from rendering services to any person or entity designed to assist such person or entity to acquire a business that the Company has pursued or had demonstrable plans to pursue as an acquisition target within 24 months prior to Mr. Howley’s termination. In addition, during the term of his employment and for the two-year period following the termination of Mr. Howley’s employment for any reason, he will be prohibited from soliciting or inducing any person who is or was employed by, or providing consulting services to, us during the 12-month period prior to the date of the termination of his employment, to terminate their employment or consulting relationship with us. Under the terms of his employment agreement, Mr. Howley is also subject to certain confidentiality and non-disclosure obligations, and we have agreed, so long as Mr. Howley is not in breach of certain of his obligations under his employment agreement, to, among other things, indemnify him to the fullest extent permitted by Delaware law against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of ours or his serving or having served any other enterprise as a director, officer or employee at our request.

Mr. Howley’s employment agreement is attached to this Report as Exhibit 10.1.

Dividend Equivalent Plan

The Board of Directors adopted the TransDigm Group Incorporated 2006 Stock Incentive Plan Dividend Equivalent Plan in conjunction with the Company’s 2006 Stock Incentive Plan as of June 3, 2008. Under the Dividend Equivalent Plan, the Company will provide certain participants in the Company’s 2006 Stock Incentive Plan the right to receive dividend equivalent payments if the Company declares a dividend on its common stock. Under the terms of the Dividend Equivalent Plan, if the Company declares a dividend on its common stock in the ordinary course of business or in connection with (i) a recapitalization or similar corporate event or (ii) certain Corporate Transactions (as defined in the Dividend Equivalent Plan), participants who hold stock options granted under the 2006 Stock Incentive Plan are eligible to receive either a cash dividend equivalent payment or a reduction of the exercise price of unvested stock options. As defined in the Dividend Equivalent Plan, “Corporate Transaction” means a transaction that qualifies as a “corporate transaction” for purposes of the Treasury Regulations, including a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, certain distributions (other than ordinary dividends, stock splits or stock dividends) or a change in the terms or number of outstanding shares, and certain other corporate events as prescribed by the Commissioner of the Internal Revenue Service for purposes of the Treasury Regulations.

Participants who hold vested stock options at the time any such dividend is declared are eligible to receive a cash dividend equivalent payment equal to the amount that such participant would otherwise have been entitled to receive had his or her vested stock option been fully exercised immediately prior to such declaration. Participants who hold unvested stock options at the time the Company declares a dividend in the ordinary course of business or in connection with a recapitalization or similar corporate event (other than a Corporate Transaction), are eligible to receive a cash dividend equivalent payment equal to the amount such participant would otherwise have been entitled to receive had his or her unvested stock option been fully vested and exercised immediately prior to such declaration; provided, such payment shall not be made until the later of (i) the date such stock option vests pursuant to its terms or (ii) two and one-half months after the end of the taxable year in which the Company declared an applicable dividend.

If the Company declares a dividend in connection with a Corporate Transaction, participants who hold outstanding unvested stock options will have the exercise price of any such option reduced by the amount of such dividend per share (but not below $0) pursuant to the replacement or assumption of such options by new options pursuant to the Corporate Transaction; provided, the ratio of the exercise price of the new option to the fair market value of the new option immediately after the replacement or assumption may not be greater than the ratio of the exercise price of the unvested stock option to the fair market value of the unvested stock option immediately before the replacement or assumption. If the exercise price of a new option is so reduced, the participant will not receive any cash dividend equivalent payment with respect to any dividend paid in connection with such Corporate Transaction.

The Dividend Equivalent Plan will be effective as of October 1, 2008 and will be administered by the Company’s Compensation Committee.

The Dividend Equivalent Plan is attached to this Report as Exhibit 10.2.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are being filed with this Current Report on Form 8-K:

Exhibit No. 10.1	Amended and Restated Employment Agreement, dated June 3, 2008, between TransDigm Group Incorporated and W. Nicholas Howley.
Exhibit No. 10.2	TransDigm Group Incorporated 2006 Stock Incentive Plan Dividend Equivalent Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSDIGM GROUP INCORPORATED

By	/s/ Gregory Rufus
Gregory Rufus
Executive Vice President and Chief Financial Officer

Date: June 6, 2008

Exhibit Index

Exhibit No. 10.1	Amended and Restated Employment Agreement, dated June 3, 2008, between TransDigm Group Incorporated and W. Nicholas Howley.

Exhibit No. 10.2	TransDigm Group Incorporated 2006 Stock Incentive Plan Dividend Equivalent Plan.